UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2013

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                           Regulation FD Disclosure.

Determination of Estimated Per Share Value

On August 7, 2013, pursuant to the Behringer Harvard Opportunity REIT II, Inc. (the “Company”, “we”, “us”, or “our”) Amended and Restated Policy for Estimation of Common Stock Value (the “Estimated Valuation Policy”), our board of directors met and established an estimated per share value of the Company’s common stock as of August 1, 2013 of $10.09.  This estimate is being provided to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements.

Process and Methodology

Our board of directors’ objective in determining an estimated value per share was to arrive at an estimated value that it believes is reasonable after consultation with Behringer Harvard Opportunity Advisors II, LLC (“Advisor”) and with an independent, third party valuation and advisory firm engaged by the Company, using what the board of directors deems to be appropriate valuation methodologies and assumptions under current circumstances in accordance with the Estimated Valuation Policy.

In arriving at an estimated value per share for the board’s consideration, the Advisor utilized valuation methodologies that it believes are standard and acceptable in the real estate industry for the types of assets held by the Company.  As a part of the Company’s valuation process, the Company obtained the opinion of Duff & Phelps, LLC (“Duff & Phelps”), an independent third party, to estimate the “as is” market value of the Company’s real estate investments and to render an opinion as to the reasonableness of the valuation methodology and valuation conclusions of the Advisor for the Company’s other assets and liabilities.  Duff & Phelps is a global financial advisory and investment banking firm.

Our board of directors met on August 7, 2013 to review and consider the valuation analyses prepared by the Advisor and Duff & Phelps.  The Advisor presented a report to the board of directors with an estimated per share value, and the board of directors conferred with the Advisor and a representative from Duff & Phelps regarding the methodologies and assumptions used.  The board of directors, which is responsible for determining the estimated per share valuation, considered all information provided in light of its own familiarity with our assets and unanimously approved an estimated value of $10.09 per share.

In forming their conclusion of the value of the real estate investment properties held by the Company as of August 1, 2013, Duff & Phelps conducted appraisals of all of our real estate investment properties acquired before April 2013.  For investments made after April 1, 2013, Duff & Phelps relied on third party appraisals that were obtained in connection with those investments.  Duff & Phelps’ conclusion was subject to various limitations.  Duff & Phelps scope included:

•                  Review of the Company’s real estate investment historical performance and business plans related to operations of the investment;

•                  Review of the applicable markets by means of publications and other resources to measure current market conditions, supply and demand factors, and growth patterns;

•                  Review of key market assumptions for mezzanine investments and mortgage liabilities, including but not limited to interest rates and collateral;

•                  Review of the data models supporting the valuation for each investment;

•                  Review of key assumptions utilized in the valuation models, including but not limited to terminal capitalization rates, discount rates, and growth rates;

•                  Review of Advisor calculations related to value allocations to non-controlling interests and joint venture interests, based on contractual terms and market assessments; and

•                  Review of valuation methodology for other assets and liabilities.

In forming its opinion, Duff & Phelps relied on information provided by our Advisor and third parties without independent verification.  Duff & Phelps did not perform engineering or structural studies or environmental studies of any of the properties, nor did they perform an independent appraisal of the other assets and liabilities included in our estimated value per share.  Our Advisor provided Duff & Phelps with information regarding lease terms and the physical condition and capital expenditure requirements of each property.

Duff & Phelps provided an opinion that the resulting “as is” market value for the Company’s properties as calculated by Duff &Phelps, and the other assets and liabilities as valued by the Advisor, along with the corresponding net asset value (NAV) valuation methodologies and assumptions used by the Advisor to arrive at a recommended value of $10.09 per share as of August 1, 2013, are appropriate and reasonable.

Duff & Phelps has acted as a valuation advisor to the Company in connection with this assignment.  The compensation paid to Duff & Phelps in connection with this assignment was not contingent upon the successful completion of any transaction or conclusion reached by Duff & Phelps.  Duff & Phelps has rendered valuation advisory services to another Behringer Harvard sponsored investment program during the past two years for which it received usual and customary compensation.  Duff & Phelps may be engaged to provide financial advisory services to the Company, its Advisor or other Behringer Harvard sponsored investment programs or their affiliates in the future.

The following is a summary of the valuation methodologies used for each type of asset:

Investments in Real Estate.  The Company has focused on acquiring commercial real estate properties in different asset classes requiring development, redevelopment, or repositioning.  Due to the opportunistic or value-added nature of the Company’s real estate investments, both Duff & Phelps and our Advisor utilized a variety of valuation methodologies, each as appropriate for the asset type under consideration to assign an estimated value to each asset.  Our Advisor estimated the value of our investments in real estate utilizing multiple valuation methods, as appropriate for each asset, including an income approach using discounted cash flow analysis and a sales comparable analysis.  We believe that real estate investments with non-recurring operating results related to property redevelopment, tenant improvements, leasing costs, short-term vacancies, and other elements of opportunistic and value-add strategies, are appropriately valued using a discounted cash flow approach.  The key assumptions used in this approach were specific to each property type, market location, and quality of each property, and were based on similar investors’ return expectations and market assessments.  In calculating values for our assets, our Advisor used balance sheet and cash flow estimates as of June 30, 2013 after an appropriate marketing process and giving effect to forecasted cash flows for the third quarter of 2013.

While our Advisor believes that the approaches used by appraisers in valuing our real estate assets, including an income approach using discounted cash flow analysis and sales comparable analysis, is standard in the real estate industry, the estimated values for our investments in real estate may or may not represent current market values or fair values determined in accordance with Generally Accepted Accounting Principles (“GAAP”).  Real estate is currently carried at its amortized cost basis in our financial statements, subject to any adjustments applicable under GAAP.

Duff & Phelps prepared appraisals of our properties in connection with the valuation.  The appraisals estimated values by using discounted cash flow, sale comparables, or a weighting of these approaches in determining each property’s value.  The appraisals employed a range of terminal capitalization rates, discount rates, growth rates, and other variables that fell within ranges that Duff & Phelps and the Advisor believed would be used by similar investors to value the properties we own.  The assumptions used in developing these estimates were specific to each property (including holding periods) and were determined based upon a number of factors including the market in which the property is located, the specific location of the property within the market, property and market vacancy, tenant demand for space and investor demand and return requirements.

Investment in Mezzanine Loan.  The value of our Mezzanine Loan investment, which was entered into on May 24, 2013, was valued at the outstanding principal balance.  The loan is accounted for as an investment in unconsolidated joint venture on our condensed consolidated balance sheet at June 30, 2013.

Mortgage Loans.  Values for mortgage loans were estimated by the Advisor using a discounted cash flow analysis, which would use inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term and loan-to-value ratios.  The current market interest rate was generally determined based on market rates for available comparable debt.  The estimated current market interest rates for mortgage loans ranged from 2.6% to 6.2%.

Other Assets and Liabilities.  For a majority of our other assets and liabilities, consisting of cash and cash equivalents, short-term investments, accounts payable and other liabilities, the carrying values as of June 30, 2013, adjusted for significant activity to August 1, 2013, were considered equal to fair value by the Advisor due to their cost-based characteristics or short maturities.  In connection with our estimated valuation of operating properties, notes receivable and mortgage loans payable, certain GAAP balances related to accumulated depreciation and amortization, straight-lining of rents, deferred revenues and expenses, and debt and notes receivable premiums and discounts have been eliminated as the accounts were already considered in the estimated values.

Noncontrolling Interests.  In those situations where our consolidated assets and liabilities are held in joint venture structures in which other equity holders have an interest, the Advisor has valued those noncontrolling interests based on the terms of the joint venture agreement applied in the liquidation of the joint venture.  The resulting noncontrolling interests are a deduction to the estimated value.

Common Stock Outstanding.  In deriving an estimated per share value, the total estimated value was divided by 26.04 million, the total number of common shares outstanding as of August 1, 2013, on a fully diluted basis, which includes financial instruments that can be converted into a known or determinable number of common shares.  As of the valuation date, none of the financial instruments that could be converted into common shares are currently convertible into a known or determinable number of common shares.  The determination of the number of common shares outstanding used in the estimated value per share is the same as used in GAAP computations for per share amounts.

Our estimated value per share was calculated by aggregating the value of our assets, subtracting the value of our liabilities, and dividing the net total by the fully-diluted common stock outstanding.  Our estimated value per share is effective as of August 1, 2013.  As a practical consideration, certain of the inputs and assumptions are based on amounts as of June 30, 2013 or later dates through August 1, 2013, as described above. We believe such amounts are reasonable and representative of value estimates as of August 7, 2013.

The estimated per share value does not reflect a liquidity discount for the fact that the shares are not traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of the Company’s debt, or a discount for our corporate level overhead and other costs that may be incurred, including any costs related to the sale of the Company’s assets.  Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant.  The markets for real estate can fluctuate and values are expected to change in the future.

This value does not reflect “enterprise value,” which could include premiums or discounts for:

•                  the size of our portfolio: although some buyers may pay more for a portfolio compared to prices for individual properties;

•                  the characteristics of our working capital, leverage, credit facility and other financial structures where some buyers may ascribe different values based on synergies, cost savings or other attributes;

•                  disposition and other expenses that would be necessary to realize the value;

•                  the provisions under our advisory agreement and our potential ability to secure the services of a management team on a long-term basis; or

•                  the potential difference in our share value if we were to list our shares on a national securities exchange.

Allocation of Estimated Value

As of August 1, 2013, our estimated per share value was allocated as follows (amounts in thousands, except per share):

		Estimated
	Estimated	Value
	Value	per share
Real estate:
Operating	$417,080	$16.01
Mezzanine loan investment (1)	13,750	0.53
Cash and cash equivalents	68,720	2.64
Restricted cash	6,986	0.27
Notes payable	(213,418)	(8.20)
Other assets and liabilities	(7,105)	(0.27)
Noncontrolling interests	(23,247)	(0.89)

Estimated value	$262,766	$10.09

(1)           Accounted for as an investment in unconsolidated joint venture on our condensed consolidated balance sheet at June 30, 2013.

The following are the key assumptions (shown on a weighted average basis) which are used in the discounted cash flow models to estimate the value of the real estate assets we currently own.

	Office			Student
	Buildings	Hotel	Multifamily	Housing	Self-storage
Exit capitalization rate	6.83%	7.50%	6.61%	7.25%	8.50%
Discount rate	7.92%	9.50%	7.59%	8.25%	9.50%
Annual market rent growth	2.78%	3.00%	3.00%	2.50%	2.50%
Average holding period	10.5 yrs	10.0 yrs	10.0 yrs	10.0 yrs	10.0 yrs

The following are ranges of the key assumptions which are used in the discounted cash flow models to estimate the value of the real estate assets we currently own.  The discounted cash flow analyses for our hotel, student housing, and self-storage properties contained only one property per category, and therefore, no range of values is available.

Office
	Buildings	Multifamily
Exit capitalization rate	5.50% - 7.50%	6.25% - 7.00%
Discount rate	6.00% - 8.75%	7.25% - 8.00%

As of June 30, 2013, we had 26,038,553 shares outstanding.  The potential dilutive effect of our common stock equivalents does not affect our estimated per share value as there were no potentially dilutive securities outstanding at June 30, 2013.

The real estate assets we owned as of June 30, 2013 reflect an overall increase of 16.7% from the original purchase price (excluding acquisition costs and operating deficits) plus post-acquisition capital investments.

While we believe that our assumptions utilized are reasonable, a change in these assumptions would affect the calculation of value of our real estate assets.  The table below presents the estimated increase or decrease to our estimated value per share for a 25 basis point increase and decrease in the discount rates and capitalization rates, our more significant assumptions used in our estimated value. The table is only hypothetical to illustrate possible results if only one change in assumptions was made, with all other factors held constant. Further, each of these assumptions could change by more than 25 basis points or not change at all.  We have also invested in non-U.S. dollar denominated real property and real estate-related securities exposing us to fluctuating currency rates.  A change in the foreign exchange currency rates may have an adverse impact on our value.

	Change in Estimated Value per Share
	Increase of 25 basis points	Decrease of 25 basis points
Capitalization rate	$(0.29)	$0.31
Discount rate	$(0.26)	$0.27

Limitations of Estimated Value Per Share

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may prove later to be inaccurate or incomplete.  Further, different parties using different assumptions and estimates could derive a different estimated value per share, which could be significantly different from our board’s estimated value per share.  The estimated per share value determined by our board of directors neither represents the fair value according to GAAP of our assets less liabilities, nor does it represent the amount our shares would trade at on a national securities exchange or the amount a shareholder would obtain if he tried to sell his shares or if we liquidated our assets.  Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•                  a stockholder would be able to resell his or her shares at this estimated value;

•                  a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•                  the Company’s shares would trade at the estimated value per share on a national securities exchange; or

•                  the methodologies used to estimate the Company’s value per share would be acceptable to FINRA or under ERISA for compliance with their respective reporting requirements.

For further information regarding the limitations of the estimated value per share, see the Estimated Valuation Policy filed as Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 28, 2012.  Although our Estimated Valuation Policy requires us to update our estimated per share value at least every 18 months, we intend to update our estimated per share value on an annual basis.

The estimated value of our shares was calculated as of a particular point in time.  The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets.  There is no assurance of the extent to which the current estimated valuation should be relied upon for any purpose after its effective date regardless that it may be published on any statement issued by the Company or otherwise.

The Company is diligently working to secure new leases with quality tenants to: increase net operating income and the ultimate value of our assets; complete, market, and sell development assets; execute on other value creation strategies; and minimize expenses when possible.

Share Redemption Price for Share Redemption Program

In accordance with the Company’s Second Amended and Restated Share Redemption Program, as of August 7, 2013, the per share redemption price for redemptions automatically adjusted as a result of the initial determination by our Board of the estimated per share value.

Beginning August 7, 2013, the per share redemption price for exceptional redemptions, which are those redemptions made on circumstances of death, qualifying disability or need for long-term care of an investor, will equal the lesser of 90% of (a) $10.09, which is the estimated per share value disclosed above, and (b) the average price per share that investor paid for all of his shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock) less aggregate per share amount of any special distributions so designated by the Board distributed to stockholders prior to the redemption date and declared from the date of first issue of the shares redeemed (the “Special Distributions”).

For all other ordinary redemptions, the per share redemption price will be the lesser of 80% of (i) $10.09 and (ii) the average price per share that the investor paid for all of his shares less any Special Distributions.  However, as previously disclosed, the Company has suspended redemptions other than exceptional redemptions until further notice.

Letter to Shareholders

The Company expects to begin distribution of a letter to shareholders regarding the Company’s recently announced estimated per share valuation of its common stock on August 15, 2013.  A copy of the shareholder letter, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Forward Looking Statements

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  We caution investors not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this Report.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this Report include market and economic challenges, inability of tenants to continue paying their rent, availability of cash flow for distributions and capital expenditures, our level of debt, the availability of credit generally and any failure to refinance or extend our debt as it comes due, the need to invest additional equity in connection with debt refinancing, future increases in interest rates, our ability to raise capital, impairment charges, our ability to retain our executive officers and other key personnel of our advisor, property manager and their affiliates, changes in the level of financial assistance and support provided by our sponsor and its affiliates, unfavorable changes in law or regulations impacting our business or assets, and factors that could affect our ability to qualify as a real estate investment trust.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 28, 2013.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        Letter to Shareholders Regarding 2013 Estimated Per Share Valuation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: August 15, 2013	By:	/s/ Andrew J. Bruce
Andrew J. Bruce
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Letter to Shareholders Regarding 2013 Estimated Per Share Valuation